Exhibit 10.1
3000 Ocean Park Blvd, Suite 3000, Santa Monica, California 90405
VIA EMAIL DELIVERY

Attn: Carmen Chan May 6, 2026
Dear Carmen,

ZipRecruiter, Inc. (the “Company”), is pleased to offer you employment with the Company on the terms described below.
Start Date. Subject to your receipt of the Visa (as defined below), your anticipated employment start date is expected to be as soon as reasonably practicable, and no later than August 4, 2026, or such other date mutually agreed by you and the Company, subject to receipt of satisfactory background and reference checks (“Start Date”).
The Company will sponsor you for the appropriate work-authorized immigration status or visa category necessary to authorize your employment hereunder (the "Visa"). The Company shall retain and pay the costs of outside immigration counsel to prepare, file and manage the immigration filings associated with the application for the Visa on your behalf. Your commencement of employment with the Company is contingent upon proof of your identity and authorization to work in the United States and your receipt of the Visa as needed to permit you to work in the United States. In the event that the Visa has not been issued on or prior to September 30, 2026, this offer will expire, unless otherwise mutually agreed by you and the Company, and the Company shall have no further obligations to you. You agree to undergo any further background checks required by the Company during your employment. Please be advised that the main business address and telephone number for ZipRecruiter, Inc. is 3000 Ocean Park Blvd, Suite 3000, Santa Monica, California 90405 and (877) 252-1062.
Position. You will be employed in a full-time position, reporting to the Company’s CEO. Subject to the approval of the Board of Directors (the “Board”), you will serve as the Company’s Chief Financial Officer. To the extent such appointment occurs following your Start Date, you will serve in a non-executive role until such appointment. Your position, duties, and responsibilities shall be consistent with a chief financial officer of a publicly-traded company.
Compensation and Benefits.
Salary. In consideration for your services to the Company, you will receive a salary of USD $500,000 per year (pro-rated for any partial year of employment). This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for all hours worked. Your salary may be adjusted from time to time including through increases in the Company’s sole discretion. You will be paid in accordance with the Company’s payroll practices in effect from time-to-time.
Annual Bonus. You will be eligible to participate in the Company’s Annual Executive Incentive Plan approved annually by the Board in accordance with the terms thereof as in effect from time to time. Your target annual bonus for 2026 under the Annual Executive Incentive Plan approved by the Board for 2026 will be equal to 75% of your base salary. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board of Directors of the Company (the “Board”) (or duly authorized committee thereof) in its sole discretion, and shall be based upon achievement of performance objectives established by the Board (or duly authorized committee thereof) and other criteria to be determined by the Board (or duly authorized committee thereof). Except as described in the Severance Agreement (as defined below), you must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Your annual bonus for 2026 shall be calculated based on your cumulative base salary for 2026, in accordance with the Annual Executive Incentive Plan, provided that you will in all events be eligible for a minimum 2026 annual bonus in the amount of USD
$100,000, provided you remain employed as Chief Financial Officer through the applicable payment date.
Onboarding Bonus. If you accept employment with the Company, you will be eligible to earn a conditional onboarding bonus in the aggregate amount of USD $200,000 (“Onboarding Bonus”). The Onboarding Bonus will be paid in two equal installments of USD $100,000, with the first installment to be paid on the first regularly scheduled payroll date following the date that is 90 days following your Start Date and the second installment to be paid on the first regularly scheduled payroll date following the date that is 180 days following your Start Date, in each case subject to your continued employment through the applicable payment date. Notwithstanding the foregoing, in the event of the termination of your employment without Cause (as defined below) or your resignation for Good Reason (as defined below) prior to the payment of your Onboarding Bonus, you shall receive any unpaid portion of the Onboarding Bonus within 30 days following your termination, subject to your execution of a general release of claims as provided in the Severance Agreement. You understand and agree that if your employment ends due to a resignation without Good Reason or a termination for Cause prior to the date any installment of the Onboarding Bonus is paid to you, you will forfeit any such unpaid installment.
“Cause” means the occurrence of any of the following events, as reasonably determined by the Company: (i) your willful or continued failure to substantially perform your duties for the Company, or to carry out the business plan, as determined by the Board; provided that a failure to achieve quantified goals or objectives despite good faith performance of duties shall not be deemed a "Cause" event under this subjection (i);(ii) your conviction of a felony, or your guilty plea to, or entry of, a nolo contendere plea to a felony charge; (iii) your engagement in willful or grossly negligent conduct that is materially injurious to the Company, financially or otherwise; or (iv) your material breach of any term of the Company's policies and procedures, as in effect from time to time; provided that with respect to (iv) above, such termination for Cause shall only be effective after notice to you and a period of not less than seven (7) calendar days during which time you shall have an opportunity to demonstrate that you have cured the conduct that constitutes Cause; provided further, that the foregoing opportunity to cure shall not apply if the Company reasonably determines your conduct is not capable of being cured.
“Good Reason” means, without your consent, (i) a material reduction in your duties, responsibility and authority, (ii) a material reduction in your base salary (other than in connection with a general decrease in the salary of all similarly situated employees or to the extent necessary to make your salary commensurate with those of other employees of the Company or its successor entity or parent entity who are similarly situated with you following a Change in Control (as defined in the Severance Agreement)), or (iii) a relocation of your principal workplace that increases your one-way commute by at least 40 miles (other than your relocation to Los Angeles, California as contemplated herein). For you to receive the benefits under this letter as a result of a resignation for Good Reason, all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert Good Reason within thirty (30) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have thirty (30) days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the thirty day company cure period or written notice from the Company that it will not undertake to cure the condition.
Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, you may assert Good Reason again subject to all of the conditions set forth herein.

Benefits. You will be eligible for the Company’s standard health insurance plan in effect on the first day of the month following the actual Start Date of your employment. Coverage and benefits are subject to the terms of the applicable plan. Also, as a regular employee of the Company, you will be eligible to participate in other Company-sponsored benefits or plans, if and when they become available to Company employees and subject to any plan requirements.
Equity Grants. Subject to all necessary Board approvals, as soon as reasonably practicable following your Start Date, you will be granted the following equity awards:
●Restricted stock units (“RSUs”) with respect to 500,000 shares of the Company common stock, subject to the vesting requirements and other terms and conditions of the Company’s 2021 Equity Incentive Plan (as amended, the “2021 Plan”) and the restricted stock unit agreement under which the RSUs are issued. The RSUs will be subject to service-based vesting in installments as follows, provided you remain in continuous service on the applicable vesting date, with respect to: (1) the first 25% of the RSUs, on the first company vesting date occurring on or after the 12-month anniversary of the Start Date, (2) an additional 6.25% of the RSUs on each Company vesting date thereafter until fully vested. Company vesting dates are March 15, June 15, September 15 and December 15.
●Performance restricted stock units (“PVUs”) with respect to 150,000 shares of the Company common stock, subject to the vesting requirements and other terms and conditions of the 2021 Plan and the PVU agreement under which the PVUs are issued. The PVUs will be subject to the achievement of certain specified stock price hurdles and service-based vesting in installments as follows, provided you remain in continuous service on the applicable vesting date, with respect to: (1) the first 25% of the PVUs, on the first company vesting date occurring on or after the 12-month anniversary of the Start Date, and (2) an additional 6.25% of the PVUs on each Company vesting date thereafter until fully vested. Company vesting dates are March 15, June 15, September 15 and December 15.
Relocation. It is expected that you will relocate your principal place of residence to the Los Angeles, California area within 12 months following your Start Date (the date of such relocation, the “Relocation Date”). In furtherance of your relocation, the Company shall pay for or reimburse you for your reasonable relocation expenses (the “Relocation Payments”). The Relocation Payments shall be subject to an aggregate cap of USD $100,000. In addition, to the extent all or a portion of the Relocation Payments are taxable income to you, the Company shall pay to you a tax gross-up (the “Tax Gross-Up”) for any federal and state income and employment taxes you are required to pay resulting from the Relocation Payments and from the Tax Gross-Up, which Tax Gross-Up shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), such that you retain, on an after-tax basis, the amount of the Relocation Payments. All Relocation Payments must be incurred by and paid to you during the term of your employment with the Company. The Relocation Payments and any Tax Gross-Up not otherwise paid directly by the Company shall be paid to you within 30 days following the Company’s receipt of supporting receipts and/or documentation reasonably acceptable to the Company.

Confidential Information and Inventions Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s Confidential Information and Inventions Agreement (“CIIA”) and return it to the Company prior to your Start Date. A copy of the CIIA will be sent to you electronically for signature.
At-Will Employment. Your employment with the Company is for no specific period of time and will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause and with or without advance notice, except that the Company will use commercially reasonable efforts to give you 30 days' notice of any termination without Cause. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company, give rise to or in any way serve as the basis for modification, extension, or amendment, by implication or otherwise, of the “at will” nature of your employment. Any contrary representations, which may have been made to you, are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.
Termination Benefits. You will be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) to be entered into between you and the Company effective as of the Start Date. A copy of the Severance Agreement will be sent to you electronically for signature.
Mutual Arbitration Agreement. A copy of the Company’s Mutual Arbitration Agreement (“MAA”) will be sent to you electronically for signature.
Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
Other Terms.
To avoid conflicts of interest, while you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity that directly competes with the Company without the prior written consent of an authorized officer of the Company. In addition, while you render services to the Company, you agree that you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
It is the Company’s policy to respect the proprietary and confidential information rights of your previous employers. You are not permitted to disclose, nor are you allowed to use for the purposes of the Company, any confidential or proprietary information you may have acquired as a result of previous employment. You must not bring to the Company any confidential and/or proprietary information belonging to any former employer.
You represent that you are not prohibited from performing your duties at the Company by any non-compete, confidentiality agreement or other agreement from any previous employer. You will be expected to comply with any continuing obligations you may have to any former employer, including, but not limited to, any agreement not to solicit its employees (so long as such obligations are enforceable under applicable law).

You will be expected to abide by the Company’s policies, rules and regulations, as they may be provided to you, and as they may be amended, from time-to-time. Violation of any policies and rules will be cause for disciplinary action including termination. The Company reserves the right to modify, suspend, or discontinue any plans, practices, policies, and programs at any time.
This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
If you wish to accept this offer, please sign and date this letter, and return it to me. This offer, if not accepted, will expire at the close of business on May 8, 2026.

ACCEPTED AND AGREED:
CARMEN CHAN     (PRINT EMPLOYEE NAME)

Very truly yours,
By: /s/ Amy Garefis
Name: Amy Garefis, Chief People Officer
/s/ Carmen Chan

(Signature)

5/6/2026
Date
ENCLOSURES: CIIA, MAA, Severance Agreement

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